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                                                                    EXHIBIT 11.1

                         DIAMOND OFFSHORE DRILLING, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                           THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1997                       SEPTEMBER 30, 1997
                                                    ----------------------------------- ------------------------------------
                                                                  WEIGHTED                             WEIGHTED
                                                                   AVERAGE                             AVERAGE
                                                      INCOME      SHARES (1) PER SHARE   INCOME         SHARES(1)  PER SHARE
                                                    (NUMERATOR) (DENOMINATOR)   AMOUNT  (NUMERATOR)  (DENOMINATOR)   AMOUNT
                                                    ----------------------------------  ------------------------------------
Net income......................................      $ 77,831     139,303               $199,295       138,308
Issuance of convertible notes 2/4/97 (2)........         2,306       9,876                  4,418         8,610
                                                      -------------------------------   ------------------------------------
       Net income per common and common
       equivalent share ........................      $ 80,137     149,179   $   0.54    $203,713       146,918      $ 1.39
                                                      ===============================   ====================================

                                                          THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1996                        SEPTEMBER 30, 1996
                                                 ------------------------------------      -----------------------------------
                                                                WEIGHTED                                 WEIGHTED
                                                                AVERAGE                                  AVERAGE
                                                   INCOME      SHARES (1)   PER SHARE        INCOME       SHARES(1)  PER SHARE
                                                 (NUMERATOR) (DENOMINATOR)    AMOUNT      (NUMERATOR) (DENOMINATOR)    AMOUNT
                                                 ------------------------------------      -----------------------------------
  Net income...................................   $ 38,480      136,563                     $ 90,234     120,358
                                                  -----------------------------------      ----------------------------------
         Net income per common and common
         equivalent share .....................   $ 38,480      136,563        $ 0.28       $ 90,234     120,358       $ 0.75
                                                  ===================================      ==================================


(1) The weighted average shares reflect the retroactive effect of the two-for-one stock split in the form of a stock dividend to stockholders of record on July 24, 1997.

(2) On February 4, 1997, the Company issued $400.0 million of 3.75 percent convertible subordinated notes due February 15, 2007. The notes are convertible into approximately 9.8 million shares of the Company's common stock at any time prior to February 15, 2007 at a conversion price of $40.50 per share. The number of shares outstanding for the three and nine months ended September 30, 1997 was increased to include the weighted average number of shares issuable assuming full conversion of the notes on February 4, 1997 and net income was adjusted to eliminate the after-tax effect of interest expense on these notes.